Exhibit 8.1

Tel: 202-644-5400 Fax: 202-644-5401 www.bdo.com	799 9th Street N.W., Suite 710 Washington, DC 20001

December 3, 2021

Web Neighbor

Chief Financial Officer

Inspirato, LLC

1544 Wazee Street

Denver, CO 80202

Ladies and Gentlemen:

You requested our opinion (the “Opinion”) regarding certain U.S. federal income tax consequences of some mergers contemplated by the Business Combination Agreement, dated June 30, 2021, (the “Agreement”), by and among (i) Thayer Ventures Acquisition Corporation, a Delaware corporation (the “Buyer”), (ii) Passport Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub 1”), (iii) Passport Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub 2”), (iv) Passport Merger Sub III Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub 3” and together with Blocker Merger Sub 1 and Blocker Merger Sub 2, the “Blocker Merger Subs”, and together with the Company Merger Sub, the “Merger Subs”), (v) KPCB Investment I, Inc., a Delaware corporation (“KPCB Blocker”), (vi) Inspirato Group, Inc., a Delaware corporation (“IVP Blocker”), (vii) W Capital Partners III IBC, Inc., a Delaware corporation (“W Capital Blocker”, and together with KPCB Blocker and the IVP Blocker, the “Blockers”), (viii) Passport Company Merger Sub, LLC a Delaware limited liability company (“Company Merger Sub”, and together with the Buyer and the Blocker Merger Subs, the “Buyer Parties”), and (ix) Inspirato LLC, a Delaware limited liability company (the “Company”). Each of the Buyer, the Blocker Merger Subs, the Blockers, the Company Merger Sub, and the Company, is also referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

Pursuant to the Agreement, on the terms and conditions set forth therein KPCB Blocker will merge with and into Blocker Merger Sub 1, with Blocker Merger Sub 1 as the surviving company and wholly-owned subsidiary of the Buyer (the “KPCB Blocker Merger”), (ii) IVP Blocker will merge with and into Blocker Merger Sub 2, with Blocker Merger Sub 2 as the surviving company and wholly-owned subsidiary of the Buyer (the “IVP Blocker Merger”), and (iii) W Capital Blocker will merge with and into Blocker Merger Sub 3, with Blocker Merger Sub 3 as the surviving company and wholly-owned subsidiary of the Buyer (the “W Capital Blocker Merger”, and together with the KPCB Blocker Merger, the IVP Blocker Merger, and any Non-Party Blocker Mergers, the “Blocker Mergers” or the “Transactions”). The Blocker Mergers will be accomplished in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”) and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), as applicable. Consideration for the Transactions will consist of cash, certain rights under a Tax Receivable Agreement, and Class A Common Stock issued by the Buyer.

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Inspirato LLC

Blocker Reorganization Tax Opinion

December 3, 2021

In formulating our Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Agreement; the Registration Statement on Form S-4 filed by Buyer with the Securities and Exchange Commission, as amended (the “Registration Statement”); the letters of the Company and each of the Blockers to BDO USA, LLP, dated as of the date hereof, containing certain facts and representations (the “Representation Letters”); and such other documents as we have deemed necessary or appropriate as a basis for such Opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, the Registration Statement, the Representation Letters, or other documents. We have assumed, with your consent, that (i) the Parties will act and that the Blocker Mergers will be effected in accordance with the Agreement; (ii) the Agreement accurately reflects the material facts of the Blocker Mergers; (iii) the representations made by the Parties in the Agreement, the Registration Statement, and the Representation Letters are true, correct and complete, and will be true, correct and complete at the Blocker Effective Time; and (iv) any representations by the Parties in the Agreement, the Registration Statement, or the Representation Letters that are made to the best of any person’s knowledge, are based on the belief of such person, or that are similarly qualified, are true, complete and correct, and will be true, complete and correct at the Blocker Effective Time, without regard to any knowledge, belief, or similar qualification. We have also assumed, with your consent, that you have acknowledged that the Opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this Opinion is based should prove inaccurate or incomplete in any material respect.

In rendering our Opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law, the facts, assumptions, and representations underlying our Opinion could affect the conclusions stated herein. We do not undertake and are under no obligation to update or supplement our Opinion to reflect any facts or circumstances of which we hereinafter become aware or any changes in law that may hereinafter occur. We provide no assurance any of the Opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, a court.

Based on and subject to the foregoing, it is our Opinion under current law that each of the Transactions should qualify as a nonrecognition reorganization described in Section 368(a) of the Code with shareholder gain recognition limited to the value of “other property” received by the shareholders as defined in Section 356(a).

Inspirato LLC

Blocker Reorganization Tax Opinion

December 3, 2021

Our Opinion has been prepared pursuant to an engagement between BDO and the Company and is intended solely for the use and benefit of the Company, and not for reliance by any other person. The Company understands that the Opinion will be limited to the matters specifically addressed herein, and does not address any other potential tax consequences, or the potential application of tax penalties, to any matter other than set forth herein. Our conclusions in the Opinion are not binding upon any taxing authority and there is no assurance that any relevant taxing authority will not successfully assert a contrary position. In addition, no exceptions (including the reasonable cause exception) are available for any federal or state penalties imposed if any portion of a Transactions is determined to lack economic substance or fails to satisfy any similar rule of law, and our advice will not protect you from such penalties.

Sincerely,

BDO USA, LLP

By:	/s/ Doug Bekker
Doug Bekker
Partner, National Tax Office

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